Exhibit 99.1

Corporate Public Relations

Polaroid Corporation
549 Technology Square
Cambridge, Massachusetts
617 386 3112
Fax: 617 386 3125



CONTACTS:  Robert L. Guenther           Nancy Childs
           (617) 386-3112               (617) 386-3122

                         For Immediate Release

             POLAROID REORGANIZES TO FOCUS ON KEY MARKETS
                 AND TO INTEGRATE PRODUCT DEVELOPMENT

     CAMBRIDGE, Mass., -- February 5, 1996 -- Polaroid Corporation (NYSE: PRD) today announced a companywide reorganization designed to respond more effectively to customers, strengthen its product development capability, and enhance growth prospects.

     The new organization structure, which is market- rather than product-oriented, is built around three core areas -- Consumer, Commercial, and New Business. Each group will have full responsibility for setting strategy, developing its product line, and marketing to its customers.

     Gary T. DiCamillo, chairman and chief executive officer, said, "Each business group will have global operating responsibility as well as direct accountability for its own profit-and-loss. By shifting to a market-oriented structure, our goal is to better understand customer requirements, move more quickly to meet their needs, and provide more timely results measurement. We will leverage our technological strengths to create a greater stream of new products designed to meet evolving needs of the imaging marketplace."
                               - more -

                                                         Polaroid -- 2
     DiCamillo temporarily will head up the Consumer Group until a permanent group head is named. This group is focused on revitalizing Polaroid's strong brand name with family and individual business users. This group also will focus on developing new consumer markets in Eastern Europe, the Far East, and Latin America.

     Henry Ancona, previously executive vice president for Electronic Imaging Systems, is now executive vice president - Commercial Group. This unit encompasses the worldwide commercial, technical, and industrial customer segments and will incorporate both photographic and electronic imaging solutions.

     Robert Delahunt, previously senior vice president in Photographic Imaging, is named senior vice president - New Business Group. This unit includes the corporation's medical and graphics imaging businesses as well as polarizers, sunglasses, and holography.

     Carole J. Uhrich is promoted to a newly-created post, executive vice president - global supply chain. In this new role, Uhrich will be responsible for all manufacturing operations, purchasing, distribution, and logistics. Previously, Uhrich was group vice president for manufacturing.

     The corporation also announced that seven officers had elected to take the recent severance and enhanced early retirement programs.
Among them is Joseph R. Oldfield, executive vice president for Photographic Imaging, who will leave effective March 31.

                               - more -

                                                         Polaroid -- 3
     Oldfield said, "I fully support the organization changes.   My
decision to leave Polaroid is based on my own desire to pursue other opportunities."

     Other officers who will be leaving in the coming months are: Lee Brewer, senior vice president for Europe, Middle East, and Africa; Richard deLima, vice president and general counsel; Gerry Dicker, vice president and assistant secretary; Graham Brown, vice president and treasurer; Roger Clapp, vice president and program fellow; and Jack Driscoll, senior executive - corporate strategic planning.

     Polaroid is a worldwide leader in photographic and digital imaging with more than $2.2 billion in annual sales.

                                  ###